Heads of Agreement for Tier 1 Territories made at New Jersey USA
on 4 FEB **2008**

Parties

Global Resource Corporation of Bloomfield Business Park, 408 Bloomfield Drive, Unit 3, West Berlin, New Jersey (**"GRC"**)

C6 Engineering Pty Ltd ACN 127 864 037 of Level 1, Building 2, 49 Frenchs Forest Road, Frenchs Forest, New South Wales 2086 (**"C6 Engineering"**)

Recitals

A. GRC is engaged in the research, development, marketing and sales of the Technology and Products.

B. C6 Engineering has requested the rights to exploit the Technology and sell Products in Tier 1Territories and GRC has agreed to grant C6 Engineering the exclusive rights to exploit the Technology and to market and sell the Products in the Tier 1Territories, on the terms of this Agreement.

The parties agree

1. Definitions and interpretation

1.1 Definitions

In this Agreement:

"Agreement" means this Heads of Agreement and all schedules to this Agreement.

"Business Day" means a day on which financial institutions are generally open for business in Sydney or New Jersey, not including a Saturday or Sunday.

"Confidential Information" means the terms of this Agreement and any information of whatever nature and in whatever form concerning the operations, dealings, organisation, personnel, business strategies, intellectual property or know-how of a party which is received by the other party pursuant to or in connection with this Agreement.

"Delivery Point" means the location nominated by C6 Engineering from time to time for delivery of Products ordered under this Agreement.

"Effective Date" means the date of exchange of signed counterparts of this Agreement.

"GRC's Terms and Conditions" means the agreed form of GRC's purchase order and terms and conditions for the sale, delivery, installation and performance of Products.

"Initial Sales Period" means the first 12 month period in which C6 Engineering is required to sell 10 Products in order to maintain its exclusive rights pursuant to clause 3.1.

"Tier 1 Territories" means the countries listed in Schedule 3 to this Agreement, as added to, altered or replaced by agreement between GRC and C6 Engineering from time to time.

"Products" means the products embodying the Technology which at the Effective Date are described in Schedule 2, and all new products and changes, modifications, improvements and adaptations to products embodying the Technology.

"Technology" means all current and future applications of GRC's microwave reactor technology, which at the Effective Date includes all applications of the technology described

in United States patent pending #11/610,823 and all present and future intellectual property rights in and related to GRC's microwave technology.

"Term" means the term of this Agreement determined in accordance with clause 2.

"Trade Marks" means GRC's trade marks used on or in relation to the Products.

1.2 Interpretation

In this Agreement:

(a) headings are for convenience only and do not affect interpretation;

(b) the terms of this Agreement take precedence over GRC's Terms and Conditions;

and unless the context indicates a contrary intention:

(c) **"person"** includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d) a reference to a party includes that party's executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes a substituted or an additional trustee;

(e) a reference to a document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f) a reference to a statute includes its delegated legislation and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(g) a word importing the singular includes the plural (and vice versa), and a word indicating a gender includes every other gender;

(h) a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this Agreement, and a reference to this Agreement includes all schedules, exhibits, attachments and annexures to it;

(i) if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j) **"includes"** in any form is not a word of limitation; and

(k) a reference to **"$"** or **"dollar"** is to United States currency.

2. Term and Commencement

2.1 Commencement of Agreement

This Agreement commences on the Effective Date and continues until terminated in accordance with this Agreement.

2.2 Commencement of Initial Sales Period

The Initial Sales Period commences on the date that the parties agree:

(a) a 1 tonne microwave reactor has been installed, commissioned and become fully operational at GRC's New Jersey premises, or an alternate location, and is capable of testing feedstock requested or provided by C6 Engineering; and

(b) GRC has provided C6 Engineering with detailed written reports of the test results from the 1 tonne microwave reactor for various feedstocks requested or provided by C6 Engineering, including without limitation coal, oil, waste and various biomass determined by C6 Engineering to be relevant to proposed uses of the Technology and Products in Tier 1 Territories.

3. Exclusive Rights in Tier 1 Territories

3.1 Grant of rights

(a) GRC hereby grants to C6 Engineering the exclusive marketing rights to exploit the Technology by any means in each of the Tier 1 Territories, including without limitation, the rights to market to, procure orders from and/or sell, supply and distribute the Products to, customers in the Tier 1 Territories, during the Term upon and subject to the terms and conditions of this Agreement.

(b) Following the initial sale of 10 Products, the parties will enter into discussions, in good faith, regarding the terms on which C6 Engineering may be entitled to arrange for the manufacture of Products in the Tier 1 Territories (provided that C6 Engineering consults with GRC and complies with GRC's manufacturing specifications, standards and quality controls applicable in the United States of America). It is envisaged that such arrangements may involve either production of Products entirely in Tier 1 Territories, or with the microwave tubes to be supplied from GRC's nominated facility in the United States of America.

(c) For the avoidance of doubt and subject to clause 3.1(d), (e) and (f), nothing in this Agreement shall preclude GRC from selling any of the Products to any third party customers that are not in the Tier 1 Territories.

(d) If:

(i) GRC or C6 Engineering receives a new order or enquiry about Products from a customer (or potential customer) located in a country that is not in a Tier 1 Territory and:

(ii) GRC has not appointed a sales agent for that country; and

(iii) the customer's ultimate parent company is located in a Tier 1 Territory,

then:

(iv) the customer will be referred to C6 Engineering; and

(v) the relevant country will be added to the Tier 1 Territories as set out in Schedule 3.

(e) If:

(i) GRC or C6 Engineering receives a new order or enquiry about Products from a customer (or potential customer) located in country that is not a Tier 1 Territory (excluding any orders or enquiries from the Recycled Refuse group of companies - "RCR"); and

(ii) GRC has appointed a sales agent for the country,

then:

(iii) the customer will be referred to GRC's sales agent for that country.

(f) If:

(i) C6 Engineering receives an order for Products from the Recycled Refuse group of companies "RCR" for a country (excluding the United States of America and Canada) that is not a Tier 1 Territory; and

(ii) GRC has not appointed a sales agent for that country,

then:

(iii) the relevant country will be added to the Tier 1 Territories as set out in Schedule 3.

3.2 Minimum Conditions for Exclusivity

(a) C6 Engineering's exclusive rights in the Tier 1 Territories (pursuant to clause 3.1) are subject to C6 Engineering selling a minimum of 10 Products in each year.

(b) If C6 Engineering fails to sell a minimum of 10 Products in each year of the Term, the rights granted to C6 Engineering pursuant to clause 3.1(a) will become non-exclusive, provided that C6 Engineering will continue to have exclusive rights to sell Products to its existing customers.

3.3 Letters Confirming Grant of Rights

Within 72 hours of the execution of this Agreement or when otherwise requested by C6 Engineering, GRC will provide C6 Engineering with letters for each of the Tier 1 Territories confirming C6 Engineering's exclusive rights, in the form as set out in Schedule 3.

3.4 Non-Circumvention

Subject to clause 3.2, GRC agrees that during the Term it will not grant any other person or entity any rights to the Technology in the Tier 1 Territories and GRC will not market or sell to, solicit or accept orders of Products from, customers in the Tier 1 Territories.

4. C6 Engineering Responsibilities

4.1 Product sales

C6 Engineering will act diligently, ethically and in good faith in connection with the exercise of the rights granted to it pursuant to this Agreement, in particular the marketing, procurement of orders, sale and distribution of the Products in the Tier 1 Territories.

4.2 Product packaging

In addition to GRC's labelling, GRC agrees that C6 Engineering may place a name plate and/or label on the Products and their packaging bearing the C6 Engineering trade mark and contact information being the name of C6 Engineering and its address, telephone and email details. C6 Engineering will submit a draft of the name plate and/or label to GRC for its approval and sign off prior to applying to any packaging or Products.

4.3 Resale prices

(a) C6 Engineering may set its own fees and prices for the Products in the Tier 1 Territories.

(b) For Products manufactured by GRC, GRC will advise C6 Engineering of its base price exclusive of performance bond and any commission loadings (**"Base Price"**) for the Products from time to time. At the date of this Agreement, the Base Price, performance bond cost and commission loadings for the Products is as set out in Schedule 1. GRC and C6 Engineering acknowledge that C6 Engineering is not bound to sell or procure sales of units of the Products at the pricing as set out in Schedule 1, provided that GRC receives the Base Price, GRC commission loading and the performance bond cost if applicable.

(c) The parties may agree discounts to the Base Price for volume orders of Products.

4.4 C6 Engineering Personnel

C6 Engineering must train and maintain sufficient competent marketing and technical personnel to perform its obligations under this Agreement.

4.5 Compliance with laws

C6 Engineering must comply with all applicable governmental laws, regulations and practices with respect to the conduct of C6 Engineering's business.

5. Sales of GRC Manufactured Products

5.1 Orders

(a) C6 Engineering must provide GRC with written orders for units of the Products manufactured by GRC specifying:

(i) the type and quantity of the Products; and

(ii) the Delivery Point.

(b) Within 72 hours of receipt of each order from C6 Engineering and an agreed form of letter of credit, GRC will issue a confirmation of order confirming:

(i) the terms of orders placed by C6 Engineering or the nominated customer in the relevant Tier 1 Territory;

(ii) the Base Price, any commission loadings and the performance bond cost;

(iii) the delivery period and Delivery Point; and

(iv) attaching the agreed form of GRC's Terms and Conditions.

5.2 Forecasts

C6 Engineering acknowledges that the capacity of GRC to meet its orders promptly depends upon the reliability of its forecasts. It is the responsibility of C6 Engineering to advise GRC at least quarterly of its anticipated requirements.

5.3 Priority of Customer Orders

GRC agrees that:

(a) after it receives orders from C6 Engineering, it will not prioritise orders for Products from other customers over and above orders for the Tier 1 Territories;

(b) in the event that multiple orders for Products are placed by C6 Engineering for the Tier 1 Territories, GRC will consult with C6 Engineering regarding possible prioritisation of orders in and across the Tier 1 Territories; and

(c) where single orders are placed for Products for a Tier 1 Territories GRC may agree to give priority to those orders if orders for GRC's other customers are not as time sensitive.

6. Payment Terms

6.1 Prices for GRC Manufactured Products

In consideration of the rights granted under this Agreement, C6 Engineering must pay to GRC the Base Price for units of the Products manufactured by GRC and ordered under this Agreement specified in Schedule 1, plus the GRC commission loading of 5% of the amount of the Base Price plus the amount of the performance bond if applicable. These prices may be modified by written agreement between the parties from time to time, as required. The parties may agree to changes in the Base Price to reflect changes in the direct cost of materials or labour or reasonable out of pocket expenses incurred by GRC.

6.2 Terms of payment

Unless otherwise agreed by the parties in writing, C6 Engineering must make payments to GRC for units of the Products ordered in accordance with GRC's Terms and Conditions.

6.3 Products Manufactured in Tier 1 Territories

Where the parties have agreed the terms on which C6 Engineering may manufacture Products in Tier 1 Territories, they will negotiate separate pricing regimes for:

(a) Where the fabrication component is manufactured in a Tier 1 Territory and the Microwave Tubes are manufactured in GRC's United States Facility; and

(b) Where the complete Product is manufactured in a Tier 1 Territory.

7. Marketing and Advertising

C6 Engineering's advertising and promotion will at all times fairly and accurately represent the Products and won't derogate or bring into disrepute GRC.

8. Maintenance and Support

8.1 Maintenance and support services

GRC will provide warranty, maintenance and support services, including a performance bond, for Products manufactured by GRC and sold in Tier 1 Territories, directly to the end user customer of the Products - be that C6 Engineering or nominated customers.

8.2 Upgrades

The parties must co-operate to ensure that at all times the Product sales procured by C6 Engineering incorporate the latest updates and enhancements released by GRC. GRC must consult with the C6 Engineering in relation to the provision of enhancements or upgrades and must give C6 Engineering as much prior notice as practicable of its intention to provide an enhancement or upgrade.

9. Trade Marks

(a) C6 Engineering acknowledges that the Trade Marks belong exclusively to GRC or its licensors, whether registered or not. GRC grants to C6 Engineering for the Term a non-exclusive, non-assignable (unless otherwise agreed) licence to use and display the Trade Marks in relation to sales of the relevant Products in the Tier 1 Territories, subject to the terms and conditions contained in this Agreement.

(b) C6 Engineering's use of the Trade Marks must comply with all reasonable directions and guidelines given by GRC from time to time.

(c) All use by the C6 Engineering of the Trade Marks and other trade marks and intellectual property owned by or licensed to GRC, including any goodwill resulting from that use, shall enure to the benefit of GRC, or the licensor of that trade mark respectively.

(d) C6 Engineering must not attempt to register anywhere in the world any trade marks which are substantially identical with, or deceptively similar to, the Trade Marks.

(e) C6 Engineering must not oppose or seek to invalidate the registration by the GRC of any of the Trade Marks.

10. Intellectual Property Rights

10.1 Protection of Intellectual Property Rights in Tier 1 Territories

GRC agrees to use its best endeavours to protect and enforce its intellectual property rights in the Technology and Products, including taking all reasonable steps to secure registration of its patents rights. in each of the Tier 1 Territories.

10.2 Ownership

C6 Engineering acknowledges that it has no proprietary interest in any intellectual property associated with the Products, including the copyright in engineering drawings, software, instructional materials and other works, circuit layouts and other semiconductor chip rights, and rights in inventions patented or otherwise, embodied in the Products. This Agreement does not convey title nor grant any rights of ownership in such technology, including such intellectual property rights, to C6 Engineering, nor may C6 Engineering grant or purport to grant any rights of ownership in such technology, including such copyright, to any third parties.

10.3 Infringement

Except to the extent permitted by non-excludable applicable law, C6 Engineering must not duplicate or reverse engineer any Product in whole or in part. In the event that C6 Engineering discovers that any other person or organisation is doing any such act, or is otherwise infringing any other proprietary right of GRC or its licensors in the Products, C6 Engineering must promptly notify GRC of such acts and co-operate with GRC's efforts to enforce its rights.

10.4 Third party rights

C6 Engineering must notify GRC promptly in writing upon becoming aware of any action (and all prior claims relating to such action) based upon any claim that the importation, distribution or use of any Product by the C6 Engineering or any of its customers infringes a patent, circuit layout or other semiconductor chip right, trade mark, trade secret, copyright or any other right of any other person. GRC may at its own expense undertake the defence of such action and pay all costs and damages (if any) awarded in any such action. GRC must have sole control of the defence of any such action and all negotiations for its settlement or compromise, including

the procuration of the right of continuing to distribute the Products or the modification of the Products to prevent an infringement.

10.5 Intellectual Property Warranty

GRC represents and warrants that the exercise by C6 Engineering of its rights under this Agreement and the use of the Technology and Products by C6 Engineering or it's licensees or joint venture partners in the Tier 1 Territories will not infringe the intellectual property rights of any third party.

11. Indemnity

(a) GRC shall protect, defend and indemnify C6 Engineering from and against any and all claims, actions, liabilities, losses, costs, expenses and damage arising out of any actual or alleged death, injury, sickness or disease or any person, damage to any property or any other damage or loss, by whomsoever suffered, resulting or claiming to result in whole or part, from any use of, or any defect in, any Products or the Technology. The term "defect" as used in this clause shall include but not be limited to any failure of a Product to comply with specifications, or with any express or implied warranty of the Supplier, or arising out of any alleged violation by such Product, its manufacture, possession, or sale, of any law, statute or government order, rule or regulation. GRC's indemnification shall be contingent upon the conditions that: (i) C6 Engineering and any of its relevant partners or customers in the Tier 1 Territories having performed all of their obligations required under this Agreement for the installation of the Product; (ii) the Product is used for the purposes specified in the Schedule 1 hereto and not for any other use **or** by any other person **or** at any other place, except as agreed to by GRC; and (iii) C6 Engineering and customers in Tier 1 Territories have not altered, modified, changed or attempted to reverse engineer the Product or any component thereof.

(b) C6 Engineering shall protect, defend and indemnify GRC from and against all claims, actions, liabilities, losses, costs and expenses and damage arising out of any actual or alleged death, injury, sickness or disease of any person, damage to any property or any damage or loss, by whomsoever suffered, resulting or claiming to result in whole or in part, from the breach of this Agreement by C6 Engineering.

12. Confidentiality

12.1 No disclosure

(a) A party shall not, without the prior written approval of the other party:

(i) disclose the other party's Confidential Information to any third party; or

(ii) use the other party's Confidential Information for any purpose other than for the performance of obligations under this Agreement.

(b) Each party must take all reasonable steps to ensure that its officers, employees, agents and subcontractors do not make public or disclose the other party's Confidential Information.

(c) C6 Engineering will procure that all customers execute a copy of GRC's non-disclosure agreement prior to C6 Engineering disclosing to the customer details of GRC's technology and prices. GRC will sign each non-disclosure agreement and return a copy to C6 Engineering so that a fully executed copy can be provided to customers.

12.2 Exceptions

A party shall not be in breach of clause 12.1 in circumstances where it is legally compelled to disclose the other party's Confidential Information, or where the Confidential Information in question has entered the public domain other than as a result of a breach of this Agreement. A party may also disclose the terms of this Agreement (other than Confidential Information of a technical nature) to its related companies, solicitors, auditors, insurers and accountants, and shall ensure that every person to whom that disclosure is made uses that information solely for the purpose for advising or reporting to that party.

12.3 Return of Confidential Information

Each party agrees to return to the other party (or if necessary erase) immediately upon request, and upon termination of the Agreement, any document or other media (including disks and magnetic tape) containing Confidential Information of that party.

13. Termination

13.1 Termination by either party

Either party may terminate the Term immediately upon the occurrence of any of the following events:

(a) the other party fails to observe or perform any provision of this Agreement and fails to remedy such breach within 30 days after written notice has been given to the party in breach;

(b) the other commits any act of bankruptcy or insolvency or a petition is presented for the bankruptcy or winding up of the other or a resolution is passed for the winding up of the other otherwise than for the purposes of amalgamation or reconstruction; or

(c) the other enters a compromise or arrangement with creditors or an external administrator is appointed to the other or any of its assets.

13.2 Consequences of termination

In the event that the Term is terminated then:

(a) the outstanding obligations of the parties will survive termination;

(b) each party must immediately deliver to the other any document or other media (including disks and magnetic tape) containing information confidential to the other party or, in the case of such media belonging to the other, permanently erase such information and certify such erasuré to that party upon request.

14. Mutual Collaboration and Dispute Resolution

The parties confirm the spirit of mutual collaboration and long term goodwill which underlies this Agreement and will transact the business contemplated by this Agreement based on the principle of mutual cooperation. Any dispute related to or arising from this Agreement which the parties are unable to settle on an amicable basis shall be finally settled in accordance with the dispute resolution procedures in clause 18.10.

15. Force Majeure

Notwithstanding any other provision in this Agreement, no default, delay or failure to perform on the part of either party may be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due entirely to causes beyond the reasonable control of the party charged with such default including, but not limited to, causes such as strikes, lock-outs or other labour disputes, riots, civil disturbance, actions or inaction of governmental authorities or GRCs, epidemics, wars, embargoes, storms, floods, fires, earthquakes, acts of God, nuclear disasters, telecommunications interruptions, default by a telecommunications service provider or default of a common carrier. Those obligations of a party which cannot be performed due to force majeure, and only those obligations, will be suspended during the continuance of the force majeure event **provided however** that the party excused from performance for force majeure must exercise all due diligence to overcome the inability.

16. Assignment

(a) Subject to 16(b), neither party may assign any of its rights and obligations under this Agreement without the prior written consent of the other party.

(b) C6 Engineering may transfer this Agreement to a special purpose vehicle to be incorporated (the "SPV") which will have the same parent company as C6 Engineering. GRC consents to the assignment or novation of this Agreement to such an entity; provided, however, that C6 Engineering shall remain as a guarantor of the obligations of the SPV under this Agreement at all times during the term of this Agreement and to the same extent as the SPV following the termination of this Agreement.

17. Notices

(a) Any notice, order, confirmation of order or other communication under this Agreement must:

(i) be in writing and signed by or on behalf of the notifying party; and

(ii) be sent to the address, email address or fax number of the other party set as notified by that party from time to time.

(b) A notice given to a party in accordance with this clause will be treated as having been given and received:

(i) if delivered to a party's address, on the day of delivery if a Business Day, otherwise the next Business Day;

(ii) if sent by prepaid mail, on the third Business Day after posting;

(iii) if transmitted by facsimile to a party's address and a correct and complete transmission report is received, on the day of transmission if a Business Day, otherwise on the next Business Day; and

(iv) if sent by email, on return of a receipt produced by the system to which the email was sent which indicates that the email was sent to the email address of the recipient or, where no return receipt is produced by the recipient's email system, by the end of the day the email was sent if a Business Day and otherwise on the next Business Day.

18. General

18.1 Waiver

(a) Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law, in equity, by any statute or under this Agreement will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power, or remedy provided by law, under any statute, at equity or under this Agreement.

(b) Any waiver or consent given by any party under this Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party.

(c) No waiver of a breach of any term of this Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this Agreement.

18.2 Cumulative Rights

The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

18.3 Amendments

This Agreement may only be amended by a document signed by or on behalf of each of the parties.

18.4 Severance

If any provision of this Agreement is held invalid, unenforceable or illegal for any reason, this Agreement shall remain otherwise in full force apart from such provision, which will be deemed to be deleted.

18.5 Counterparts

This Agreement may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.

18.6 Entire Agreement

To the extent permitted by law, and subject to the terms and conditions of this Agreement, in relation to the subject matter of this Agreement:

(a) embodies the entire understanding of the parties and constitutes the entire terms agreed between the parties; and

(b) supersedes any prior written or other agreement between the parties.

18.7 No Reliance

(a) Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for the representations or inducements expressly set out in this Agreement.

(b) Each party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this Agreement.

18.8 Further Acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Agreement.

18.9 Governing Law

This Agreement is governed by and will be construed according to the laws in force from time to time in the United Kingdom.

18.10 Dispute Resolution.

The parties agree that any dispute, disagreement, controversy or claim ("Dispute") between them arising out of, in connection with or relating to this Agreement, including without limitation any allegation of default under or breach or violation of any term or provision of this Agreement, shall be resolved by binding and non-appealable arbitration in accordance with this Section 18.10. The parties agree to initially cooperate in good faith to resolve any Dispute through negotiations between authorized representatives of the parties. If such negotiations are unsuccessful, then commencing on or after thirty (30) days of the first written notice of the Dispute given by one party to the other, both parties agree that either party may submit the Dispute to a panel of three arbitrators selected from the panels of arbitrators of the International Chamber of Commerce under the Rules of Arbitration of the ICC (the "Rules"). The arbitration shall be conducted in English and in London, England. The rules of the ICC then in effect shall control. Each party shall designate one person to be an arbitrator and the two arbitrators so selected shall then select the third arbitrator on the panel. In making its decision, the panel shall apply the law of the United Kingdom. The parties further agree to abide by and perform any award rendered by the arbitrators. The prevailing party in such proceeding shall be entitled to recover its reasonable attorney's fees, in addition to any other relief to which it may be entitled. The panel shall render its award in writing and the arbitrators shall state the reasons for their award, including any computations of actual damages or offsets, if applicable. The place of arbitration shall be London, England. The arbitrators are not empowered to award damages in excess of actual, direct damages (and each party waives any form of damages, including punitive or consequential damages, other than the actual, direct damages). A judgment of the court having jurisdiction may be entered upon the award. If either party is obligated to seek enforcement of any award rendered by the arbitrators, then the prevailing party in such proceeding shall be entitled to recover its reasonable attorney's fees, in addition to any other relief to which it may be entitled. The parties regard the aforesaid obligation to mediate and/or arbitrate as an essential provision of this Agreement and one which is legally binding on them. In case of a violation of such obligation by either party, the other may bring an action in any court of law having jurisdiction to seek enforcement, and that all such proceedings shall be under the Arbitration Act of 1996 of the United Kingdom. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the civil procedure rules of the United Kingdom.

Signed as an agreement.

Executed by **Global Resource Corporation** in the presence of:

by its duly authorised officer

JEFFREY J ANDREWS, CFO

Name of officer in full
Date:

Signature of witness

JERRY MEDDICK

Name of witness in full

Executed by **C6 Engineering Pty Ltd ACN 127 864 037** in the presence of:

Director

DIRECTOR

Name of Director in full
Date: 5 FEB 2008

Signature of Witness

KENNETH BAILEY

Name of witness in full DIRECTOR

5 Feb 2008

Schedule 1

Products Manufactured by GRC:

Pricing payable to GRC (inclusive of performance bond where applicable):

HAWK - 5 **Five Ton Per Hour Microwave Reactor**

US$3,100,000	Base Price
US$155,000	The GRC Commission Loading (i.e. 5% of the Base Price)
US$372,000	12% Performance Bond Cost (if applicable)

HAWK - 10 **Ten Ton Per Hour Microwave Reactor**

US$4,900,000	Base Price
US$245,000	The GRC Commission Loading (i.e. 5% of the Base Price)
US$588,000	12% Performance Bond Cost (if applicable)

The Base Price does not include shipping and installation costs for Products purchased outside of the United States. Shipping and installation costs are as set out in GRC's Terms and Conditions.

The parties agree to negotiate discounts for the volume orders of Products on a case by case basis.

The parties will sign an addendum to Schedule 1 detailing any changes to Products or new Products, including any new or updated Equipment Description, Product naming convention and any changes to pricing to reflect changes in the cost of labour and/or materials.

Services:

Engineering, Installation, Commissioning, Call Out and Maintenance costs are as per GRC's Terms and Conditions.

EQUIPMENT DESCRIPTION

The equipment is described as a Microwave Reactor System including the following:

1. Microwave equipment center including forty (40) 3 kilowatt hydrocarbon specific microwave tubes, tube generators, high power amplifiers, master controller module, slave driven power modules, thermal sensors, safety I/O devices for vacuum, interlocks, emergency shut down switches, manifold banked configuration of tubes, waveguides, quartz windows, adapter plates, thermal metrology gear microwave power measurement instruments and computer control station.

2. Vibratory conveyor type reactor assembly comprising a stainless steel fabricated pan that will contain the product and is connected to the housing by a series of stabilizer bars. The pan assembly is connected to a vibratory motor which causes the product to move forward due to the vibration of the pan. This vibratory motion will move the product thru the process while the microwave reaction is taking place along the length of the conveyor. The vibratory pan assembly will be mounted inside a round stainless steel external housing. The conveyor housing will contain microwave connection points along the length of the housing. It will also contain vacuum ports along the length of the housing to ensure vacuum is maintained throughout the process. Incoming product will be fed by the end-user directly into the incoming double door gate system. Exiting material will drop out of the out-going double door gate system and onto the end-user supplied exit conveyor system.

The entire unit will be supported by a structural stainless steel frame.

3. Double sliding door gate airlock feed systems with vacuum seal provision comprising stainless steel welded frame construction and bolt on stainless steel (replaceable) hardened steel gates driven by a direct coupled air cylinder to transfer product in and out of the conveyor system. The airlock systems are to include open and closed position switches on both gate valves. A pressure switch is included to ensure proper vacuum pressure before opening valves from the reactor.

4. Out-feed screw assembly comprising a steel frame supporting a schedule 40 carbon steel pipe housing with a hardened helical screw driven by a direct coupled, electric motor to transfer product out of the reactor. The out-feed screw will also contain a vacuum port to ensure vacuum is maintained prior to exiting product out of the system.

Additionally: NEMA 4 water resistant electrical motor control panel, 480v/3ph/60Hz – 24 volt control circuits to control all sensors, drives, motor controls, including Telemecanique PLC control with 6 inch touch screen HMI diagnostics, I/O racks, rigid conduit with all wire specs color coded, tagged and match-marked for easy identification.

Vacuum pressure will be maintained thru a liquid-ring pump for 20in.hg vacuum continuous duty operation. Prior to the vacuum pump, gases will be processed thru an end-user supplied condenser and heavy hydrocarbons will be collected in an end-user supplied containment tank. The liquid ring pumps will be supplied as a full recovery closed loop water or Glycol system and will include a heat exchanger to reduce the coolant temperature for optimum vacuum efficiency.

Temperature and pressure transmitters will be located at the conveyor reactor housings and in the vacuum loop to ensure changes are displayed on the control panel and warning signals are provided if required. A pressure switch is provided in the conveyor reactor housing as a back-up to the pressure transmitter. A second temperature transmitter is provided to measure the temperature of the out-feed processed material. An oxygen sensor will also be supplied in the conveyor reactor housing. Feedback from this sensor will be interlocked with the system controls and a nitrogen purge to provide emergency shutdown of the reactor. All other required points in the system will have temperature and pressure gauges.

5. 55 gallon size carbon filter housing will be incorporated prior to exiting the gases from the system. Additional piping and valves will be provided to incorporate optional back-up carbon filter housing or to incorporate a filter bypass.

Fans will be provided and wired for each microwave tube supplied by GBRC.

The system will be piped and wired to a common breakpoint on the skid to connect to customer supplied power, air and nitrogen supply. Key points in the system will be piped for nitrogen flooding in case of vacuum pressure drop or oxygen sensing within the process.

6. Vacuum pressure will be maintained thru a liquid-ring pump for 20in.hg vacuum continuous duty operation. Prior to the vacuum pump, gases will be processed thru an end-user supplied condenser and heavy hydrocarbons will be collected in an end-user supplied containment tank. The liquid ring pumps will be supplied as a full recovery closed loop water or Glycol system and will include a heat exchanger to reduce the coolant temperature for optimum vacuum efficiency.

7. Temperature and pressure transmitters will be located at the screw reactor housing and in the vacuum loop to ensure changes are displayed on the control panel and warning signals are provided if required. A pressure switch is provided in the screw reactor housing as a back-up to the pressure transmitter. A second temperature transmitter is provided to measure the temperature of the out-feed processed material. An oxygen sensor will be supplied in the screw reactor housing. Feedback from this sensor will be interlocked with the system controls and a nitrogen purge to provide emergency shutdown of the reactor. All other required points in the system will have temperature and pressure gauges.

8. The system will be piped and wired to a common breakpoint on the skid to connect to customer supplied power, air and nitrogen supply. Key points in the system will be piped for nitrogen flooding in case of vacuum pressure drop or oxygen sensing within the process.

NOTE: The machine is build-to-suit-the-environment of installation and is capable of processing ten (10) tons per hour of 4" pieces of material with up to 10% additional production expansion built in.

The machine will produce combustible gases piped up to ten (10) feet from reactor end discharge and handed off to a customer supplied manifold piping system, condenser and storage tank.

All electrics will conform to the National Electrical Code (NEC) and all mechanicals will be constructed in accordance with ASTM vessel standards, ASME design parameters and all documentations will follow International Organization for Standardization (ISO 9000) validation protocol.

All microwave devices will conform to FCC Part 15 regulations and ANSI Z136.1 / IEC 60825 radiations regulatory compliance.

Schedule 2

Form of letter to be provided by GRC in respect of each of the Tier 1 Territories pursuant to clause 3.3:

[to be on GRC letterhead]

[insert relevant details as requested by C6 Engineering]

Dear Sirs

Global Resource Corporation wishes to confirm that C6 Engineering has been granted exclusive rights to commercially exploit GRC's microwave reactor technology, including the exclusive right to market, supply, sell and/or distribute our products in [insert details for Tier 1 Territory / relevant country]. Global Resource Corporation has agreed it will not circumvent that arrangement and that all rights to our microwave reactor technology and orders for our products in [insert details of relevant territory must be made through or with C6 Engineering.

Yours faithfully,

[Frank Pringle]

Schedule 3

Tier 1 Territories:

<u>China - being:</u>

Mainland China

Macau

Hong Kong

Taiwan

<u>Russia and the former States of the USSR - including:</u>

Russia:

Latvia

Estonia - excluding Eesti Energy

Lithuania

Kazakhstan

Tajikistan

Turkmenistan

Uzbekistan

Armenia

Azerbaijan

Georgia

Belarus

Moldova

Ukraine

<u>Middle East - being:</u>

Bahrain

Egypt

Israel

Iran

Iraq

Libya

Jordan

Kuwait

Lebanon

Oman

Palestinian Territories

Qatar

Saudi Arabia

Syria

Turkey

United Arab Emirates

Yemen

Algeria

Djibouti

Morocco

Sudan

Tunisia

Sri Lanka

Malaysia

India